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                                   EXHIBIT 11
                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
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                                                              Quarter           Nine months
                                                       ended Sept. 30,       ended Sept. 30,
                                                      ---------------      ----------------
(in millions)                                          1994      1993        1994      1993
- -------------------------------------------------------------------------------------------
PRIMARY EARNINGS PER COMMON SHARE
  Net income                                          $ 217      $ 165     $  625     $ 422
  Less preferred dividends                               10         13         33        38
                                                      -----      -----     ------     -----
    Net income for calculating primary
      earnings per common share                       $ 207      $ 152     $  592     $ 384
                                                      =====      =====     ======     =====

  Average common shares outstanding                    53.6       55.7       54.7      55.5
                                                      =====      =====     ======     =====

PRIMARY EARNINGS PER COMMON SHARE                     $3.86      $2.74     $10.83     $6.92
                                                      =====      =====     ======     =====

FULLY DILUTED EARNINGS PER COMMON SHARE (1)
  Net income                                          $ 217      $ 165     $  625     $ 422
  Less preferred dividends                               10         13         33        38
                                                      -----      -----     ------     -----
    Net income for calculating fully
      diluted earnings per common share               $ 207      $ 152     $  592     $ 384
                                                      =====      =====     ======     =====

  Average common shares outstanding                    53.6       55.7       54.7      55.5
  Add exercise of options, warrants and
    share rights, reduced by the number
    of shares that could have been
    purchased with the proceeds from
    such exercise                                       1.4        1.3        1.4       1.3
                                                      -----      -----     ------     -----
  Average common shares outstanding as adjusted        55.0       57.0       56.1      56.8
                                                      =====      =====     ======     =====

FULLY DILUTED EARNINGS PER COMMON SHARE               $3.76      $2.68     $10.56     $6.77
                                                      =====      =====     ======     =====
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
(1) This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K.
    This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.
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